     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2003
      POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8
                                (NO. 333-105700)


 ===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         SPEECHWORKS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            -----------------------

           DELAWARE                                   04-3239151
(STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

                               9 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                            -----------------------

             AMENDED AND RESTATED 2000 EMPLOYEE STOCK PURCHASE PLAN
                            (FULL TITLE OF THE PLAN)

                           -----------------------

                                  PAUL A. RICCI
                             CHIEF EXECUTIVE OFFICER
                         SPEECHWORKS INTERNATIONAL, INC.
                               9 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960
                                 (978) 977-2000
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

  JO-ANNE SINCLAIR, ESQ.                           KATHARINE A. MARTIN, ESQ.
     SCANSOFT, INC.                                  ROBERT SANCHEZ, ESQ.
   9 CENTENNIAL DRIVE                          WILSON SONSINI GOODRICH & ROSATI
PEABODY, MASSACHUSETTS 01960                       PROFESSIONAL CORPORATION
                                                     650 PAGE MILL ROAD
                                                 PALO ALTO, CALIFORNIA 94304

================================================================================

                          RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-8 (Registration No. 333-105700) (the "Registration Statement") of SpeechWorks International, Inc., a Delaware Corporation ("SpeechWorks"), pertaining to the registration of 350,000 shares of SpeechWorks Common Stock, par value $0.001 per share, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 30, 2003.

     ScanSoft, Inc., a Delaware corporation ("ScanSoft"), Spiderman Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of ScanSoft ("Merger Sub"), and SpeechWorks entered into an Agreement and Plan of Reorganization dated as April 23, 2003 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub would be merged with and into SpeechWorks, SpeechWorks would become a wholly-owned subsidiary of ScanSoft, and all outstanding shares of SpeechWorks Common Stock, $0.001 par value per share, would be converted into the right to receive 0.860 of a share of ScanSoft Common Stock, $0.001 par value per share (including associated Preferred Share Purchase Rights) and cash in lieu of any fractional share (these actions are collectively referred to as the "Merger").

     On August 11, 2003, ScanSoft held a special meeting of stockholders at which ScanSoft stockholders approved the issuance of shares of ScanSoft common stock in connection with the Merger. On August 11, 2003, SpeechWorks held a special meeting of stockholders at which SpeechWorks stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger. The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 11, 2003 (the "Effective Time").

     In accordance with the Merger Agreement, SpeechWorks has terminated all offerings of SpeechWorks Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by SpeechWorks in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of SpeechWorks Common Stock which remain unsold at the termination of the offering, SpeechWorks hereby removes from registration all shares of SpeechWorks Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peabody, Commonwealth of Massachusetts, on August 28, 2003.

                                          SPEECHWORKS INTERNATIONAL, INC.





                                          By: /s/ Paul A. Ricci
                                             ----------------------------
                                              Paul A. Ricci,
                                              Chairman of the Board and
                                              Chief Executive Officer
                                              (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on August 28, 2003 in the capacities indicated.


       SIGNATURE                               TITLE
       ---------                               -----

 /s/ Paul A. Ricci
---------------------------
     Paul A. Ricci                            Director